FOR IMMEDIATE RELEASE Contact: Jennifer Bowers 717-682-0174 FULTON FINANCIAL CORPORATION APPOINTS DAVID S. SCHULZ TO BOARD OF DIRECTORS Lancaster, Pa. (July 21, 2026) – Fulton Financial Corporation (NASDAQ: FULT) (“Fulton”) today announced the appointment of David S. Schulz as a member of its board of directors (the “Board”) for a term commencing September 14, 2026 and expiring at Fulton’s 2027 annual meeting of shareholders. “We’re excited to welcome Dave to Fulton’s board of directors,” said Curt Myers, Fulton Chairman, CEO, and President. “Dave brings extensive financial leadership experience gained through more than a decade of service with publicly traded companies. His expertise in finance, strategic planning, risk, and mergers and acquisitions will provide valuable perspective as we continue to execute our growth strategy and create long-term value for our shareholders, customers and communities.” With the addition of Schulz, Fulton’s Board will have 11 members, and he will serve on the Audit and Risk committees. Schulz has also been appointed to the board of directors of Fulton’s banking subsidiary, Fulton Bank, N.A. Schulz served as Senior Vice President and Chief Financial Officer of Wesco International, Inc. (“Wesco”) (NYSE: WCC) from 2016 to June 2020, Executive Vice President and Chief Financial Officer of Wesco from June 2020 to February 2026 and as Executive Vice President and Special Advisor to the CEO of Wesco from February 2026 until his retirement on May 31, 2026. Prior to joining Wesco, Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. and was previously Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and Vice President of Finance of the Armstrong Building Products division. Before joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. He was also an officer in the United States Marine Corps.

In 2025, Schulz joined the board of Sterling Infrastructure, Inc. (NASDAQ: STRL), and he was appointed as chair of the audit committee in 2026. He also serves on the company’s compensation and talent development committee. ABOUT FULTON FINANCIAL CORPORATION Fulton, a $34 billion Lancaster, Pa.-based financial holding company, has more than 3,400 employees and operates more than 215 financial centers in Pennsylvania, New Jersey, Maryland, Delaware and Virginia through Fulton Bank, N.A. Additional information on Fulton can be found at https://investor.fultonbank.com.